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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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HOLLYWOOD ENTERTAINMENT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HOLLYWOOD ENTERTAINMENT CORPORATION
9275 S.W. Peyton Lane
Wilsonville, Oregon  97070

NOTICE OF THE 2000 ANNUAL MEETING OF SHAREHOLDERS
December 17, 2001

To the Shareholders of Hollywood Entertainment Corporation:

    The Annual Meeting of the Shareholders of Hollywood Entertainment Corporation, an Oregon corporation, will be held at 9:00 a.m., Pacific time, on December 17, 2001 at the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California 90266-3714, for the following purposes:

  1.
  Electing directors to serve for the following year and until their successors are elected; and

  2.
  Transacting any other business that properly comes before the meeting.

    Only shareholders of record at the close of business on November 16, 2001 will be entitled to vote at the Annual Meeting. Even if you plan to attend in person, please date and sign the enclosed proxy and return it in the postage-prepaid envelope enclosed for that purpose at your earliest convenience. You may attend the meeting in person even if you send in your proxy; retention of the proxy is not necessary for admission to or identification at the meeting.

By Order of the Board of Directors

Donald J. Ekman Executive Vice President of Legal Affairs and Secretary

Wilsonville, Oregon November 20, 2001

HOLLYWOOD ENTERTAINMENT CORPORATION
9275 S.W. Peyton Lane
Wilsonville, Oregon  97070
(503) 570-1600

PROXY STATEMENT
Annual Meeting of Shareholders

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the "Board of Directors" or the "Board") of Hollywood Entertainment corporation, an Oregon Corporation (the "Company"), to be voted at the Annual Meeting of Shareholders to be held at the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California 90266-3714 on December 17, 2001 at 9:00 a.m., Pacific time, and any adjournment thereof. The approximate date on which this proxy statement and the accompanying proxy card are being mailed to the Company's shareholders is November 19, 2001.

    Upon written request to Donald J. Ekman, Executive Vice President of Legal Affairs and Secretary, any person whose proxy is solicited by this proxy statement will be provided, without charge, a copy of the Company's Annual Report on Form 10-K. The report can also be accessed through the Internet website of the Securities and Exchange Commission at http://www.sec.gov.

Record Date

    Only shareholders of record at the close of business on November 16, 2001 (the "Record Date") are entitled to notice of, and to vote at, the meeting.

Shares Outstanding and Voting Rights

    At the close of business on the Record Date, the Company had 49,396,027 shares of common stock ("Common Stock") outstanding. Each share of Common Stock issued and outstanding is entitled to one vote in each matter properly presented at the Annual Meeting. There are no cumulative voting rights.

Proxy Procedure

    When a proxy card in the form accompanying this proxy statement is properly executed and returned, the shares represented will be voted at the meeting in accordance with the instructions specified in the proxy. If no instructions are specified, the shares will be voted FOR the nominees listed in Proposal 1, Nomination and Election of Board of Directors, and these votes will be counted toward determining a quorum. Any shareholder who gives a proxy may revoke it at any time before it is voted by (i) submitting a written notice of revocation to the Secretary of the Company at the above address; (ii) submitting a later-dated proxy to the Company; or (iii) attending the meeting and voting in person. Attendance at the meeting will not by itself revoke a proxy.

    Shares of Common Stock represented in person or by proxy at the Annual Meeting (including abstentions and broker non-votes) will be tabulated by the inspector of election appointed for the meeting and will be counted in determining whether a quorum is present.

    Solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to these beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, fax or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid for these services. Costs of any solicitation will be borne by the Company.

PROPOSAL 1:  NOMINATION AND ELECTION OF BOARD OF DIRECTORS

Nominees

    The nominees for election as directors are Mark J. Wattles, James N. Cutler, Jr., Donald J. Ekman, S. Douglas Glendenning and William P. Zebe, each of whom is now a director. The directors elected at the 2001 Annual Meeting will serve until the Annual Meeting of Shareholders in 2002 and until their successors are elected and qualified.

    Unless authority to vote for a director or directors is withheld, the accompanying proxy, if properly executed and returned, will be voted for the election of the director nominees named below. If any nominee is unable or unwilling to serve as a director, proxies may be voted for substitute nominees. If a quorum of shareholders is represented at the Annual Meeting, the five nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote. The following table briefly describes the Company's nominees for directors.

INFORMATION ABOUT DIRECTORS AND NOMINEES

Name	Age	Position
Mark J. Wattles(1)	41	Chairman of the Board, Chief Executive Officer, President and Director
James N. Cutler, Jr.(2)(3)(4)	49	Director
Donald J. Ekman(1)	49	Executive Vice President of Legal Affairs, Secretary and Director
S. Douglas Glendenning(2)(3)(4)	45	Director
William P. Zebe(1)(2)(3)(4)	43	Director

(1)
Member of the Real Estate Committee.

(2)
Member of the Audit Committee.

(3)
Member of the Compensation Committee.

(4)
Member of the Stock Option Committee.

    Mark J. Wattles founded the Company in June 1988 and has served as a director and the Chairman of the Board since that time. Mr. Wattles has also been the Chief Executive Officer of the Company since its inception and was appointed President of the Company by the Board in January 2001, a position he had previously held from the time he founded the Company until September 1997. Mr. Wattles has been an owner and operator in the video rental industry since 1985. He has been a participant and key speaker in several entertainment industry panels and conferences and currently serves as a member of the Video Software Dealers Association (VSDA) Board of Directors.

    James N. Cutler, Jr. became a director of the Company in October 2000. Mr. Cutler has been President and Chief Executive Officer of The Cutler Corporation, a private holding company for various private businesses, since 1980. Mr. Cutler also serves as an officer or director of a number of private corporations including Rol-Away Truck Mfg. Co. and R & K Industrial Products. Mr. Cutler previously served as a director of the Company from July 1993 until May 1999, at which time he did not stand for reelection.

    Donald J. Ekman became a director of the Company in July 1993 and has been the Executive Vice President of Legal Affairs since August 2000. Before the appointment to his current position, Mr. Ekman served as the General Counsel of the Company beginning in March 1994 and as a Vice President from 1994 until he became a Senior Vice President in May 1996. Before joining the Company, Mr. Ekman was in the private practice of law.

    S. Douglas Glendenning became a director of the Company in December 2000. Mr. Glendenning is the owner of SDG Investments, a private holding company with investments in restaurants, real estate, lending and publicly traded securities. Mr. Glendenning served as a Director, Chief Operating Officer and President of Lone Star Steakhouse & Saloon Inc. from January 1991 until April 1996. From 1980 until 1991, Mr. Glendenning served in various capacities at Coulter Enterprises, Inc., a large Pizza Hut franchisee. The majority of his tenure there was as Senior Vice President of Operations.

    William P. Zebe became a director of the Company in July 1998. Mr. Zebe is the President and principal shareholder of Bardo Equities LLC, a real estate development company. Previously, Mr. Zebe was employed by the Company. He joined the Company as National Vice President of Real Estate in May 1994 and subsequently served as Senior Vice President of Development from January 1996 until his departure in June 1998. Before he joined the Company, Mr. Zebe worked from June 1993 to April 1994 as the Real Estate Manager for the Western Zone for Blockbuster Video, Blockbuster Music and Blockbuster franchisee-owned Discovery Zone. From 1992 to May 1993 Mr. Zebe was a Real Estate Representative for Blockbuster.

BOARD OF DIRECTORS

    Directors are elected at each annual meeting of shareholders, although vacancies resulting from an increase in the size of the Board between annual meetings may be filled by either the Board of Directors or by the shareholders. Directors hold office until the next annual meeting of shareholders and until their successors are elected and qualified.

Meetings and Standing Committees of the Board of Directors

    During 2000, the Board of Directors held nine meetings. Each director attended all of the meetings of the Board and the meetings of committees of which he was a member that were held after he became a director.

    The Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Stock Option Committee and the Real Estate Committee.

    The Audit Committee consists of Messrs. Cutler, Glendenning and Zebe. The Board of Directors has determined that the members of the Audit Committee all met the independence requirements of Nasdaq by the deadline of June 14, 2001. In 2000, the Board of Directors adopted a charter for the Audit Committee, a copy of which is attached as Appendix A. The Audit Committee assists the Board of Directors in monitoring the integrity of the financial statements of the Company and the independence and performance of the Company's independent public auditors and has the power, subject to any action that may be taken by the full Board, to select, evaluate and, where appropriate, replace the independent public accountants for the Company. The Audit Committee met four times during 2000. For additional information about the Audit Committee, see "Audit Committee Matters" and the attached charter.

    The Compensation Committee consists of Messrs. Cutler, Glendenning and Zebe. Mr. Scott Beck and Mr. Zebe were members of the Compensation Committee during 2000. Mr. Beck resigned from the Board of Directors on August 6, 2000. On December 8, 2000, Messrs. Glendenning and Cutler were elected by the Board of Directors to the Compensation Committee. The Compensation Committee reviews the Company's compensation philosophy and programs and exercises authority with respect to the payment of salaries and incentive compensation to directors and executive officers. The Compensation Committee held three meetings during 2000.

    The Stock Option Committee consists of Messrs. Cutler, Glendenning and Zebe. Mr. Beck was a member of the Stock Option Committee during 2000 until his resignation in August. On December 8, 2000, Messrs. Glendenning and Cutler were elected by the Board of Directors to join the remaining member, Mr. Zebe, on the Stock Option Committee. The Board of Directors has delegated general authority for making option grants under the Company's 1993 Stock Incentive Plan and 2001 Stock Incentive Plan to the Stock Option Committee. The Committee meets with management to determine individuals to whom option grants are made and the price and terms of any grants. The Stock Option Committee met three times during 2000.

    The Real Estate Committee consists of Messrs. Zebe, Wattles and Ekman. The Real Estate Committee was created with authority to provide direction on real estate lease sites. During 2000, the Real Estate Committee held one meeting.

Directors' Compensation

    Each director who is not an officer of the Company has been granted an option to purchase 90,000 shares of the Company's Common Stock for serving on the Board of Directors. The right to exercise these options to purchase half of the underlying shares vested on May 1, 2001. The options will become exercisable for the remaining 50 percent of the shares on May 1, 2002. Nonemployee directors are also reimbursed for reasonable expenses incurred in attending meetings.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership as of September 30, 2001 of Common Stock of the Company by (i) the Chief Executive Officer, (ii) each of the other four most highly compensated executive officers and two departed executive officers of the Company, (iii) each of the directors, (iv) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock and (v) all of the named executive officers and directors as a group. The address for each of the named executive officers and directors is 9275 S.W. Peyton Lane, Wilsonville, Oregon 97070. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the Common Stock owned by them.

Name	No. of Shares Beneficially Owned		Percentage of Shares
Mark J. Wattles(1)	4,721,100	(2)	9.4%
Jeffrey B. Yapp(3)	51,500	(2)	*
Mark A. Perkins(4)	250		*
Eric O. English	12,000	(2)	*
F. Bruce Giesbrecht	62,400	(2)	*
David G. Martin(5)	280,000	(2)	*
J. Patrick O'Malley	31,333	(2)	*
James N. Cutler, Jr.(6)	45,000	(2)	*
Donald J. Ekman	175,800	(2)	*
S. Douglas Glendenning(7)	206,000	(2)(8)	*
William P. Zebe	186,000	(2)(9)	*
Par Investment Partners, L.P. c/o Par Capital Management, Inc. One Financial Center, Suite 1600 Boston, MA 02111	5,288,500	(10)	10.7%
CMGI, Inc. 100 Brickstone Square Andover, MA 01810	3,563,109	(11)	7.2%
Legg Mason, Inc. 100 Light Street Baltimore, MD 21202	4,287,285	(12)	8.7%
Bank of America Corporation 100 North Tryon Street Charlotte, NC 28255	2,908,108	(13)	5.9%
All directors and executive officers as a group (8 persons)	5,439,633	(2)	10.7%

(1)
For additional information, see "Employment Arrangements."

(2)
Includes the following shares that may by acquired within 60 days after September 30, 2000 pursuant to the exercise of options: Mr. Wattles, 920,000 shares; Mr. Yapp, 25,000 shares; Mr. English, 12,000 shares; Mr. Giesbrecht, 62,400 shares; Mr. Martin, 200,000 shares; Mr. O'Malley, 31,333 shares; Mr. Cutler, 45,000 shares; Mr. Ekman, 157,000 shares;

  Mr. Glendenning, 45,000 shares; Mr. Zebe, 152,000 shares; and all directors and executive officers as a group, 1,424,733 shares.

(3)
Mr. Yapp's employment with the Company ended effective October 24, 2000. Mr. Yapp entered into a Separation and Severance Agreement, dated as of October 24, 2000, that, among other things, gave him until November 1, 2001 to exercise options to purchase 25,000 shares of Common Stock, all of which he acquired and subsequently sold. All other options held by Mr. Yapp were cancelled effective October 24, 2000. For more information, see "Employment Arrangements." The number of shares of Common Stock reported as beneficially owned by Mr. Yapp, other than through option holdings, is based on the last report filed for Mr. Yapp pursuant to the requirements of section 16(a) of the Securities Exchange Act of 1934, as amended.

(4)
Mr. Perkins went on a leave of absence effective September 20, 2000. The vesting and terms of his options have been suspended until such time as he returns to active employment with the Company, if ever.

(5)
Mr. Martin's employment with the Company ended effective June 30, 2001. Under a Separation and Severance Agreement, Mr. Martin has until April 25, 2002 to exercise all options that are or will become exercisable on or before that date. That number includes options to acquire 100,000 shares that become exercisable on January 25, 2002 and, if certain conditions are met, options to acquire an additional 100,000 shares of Common Stock will become exercisable on January 25, 2002. All other options held by Mr. Martin have been cancelled. For more information, see "Employment Arrangements." The number of shares of Common Stock reported as beneficially owned by Mr. Martin, other than through option holdings, is based on the last report filed for Mr. Martin pursuant to the requirements of section 16(a) of the Securities Exchange Act of 1934, as amended.

(6)
Mr. Cutler was elected to the Board of Directors on October 30, 2000.

(7)
Mr. Glendenning was elected to the Board of Directors on December 15, 2000.

(8)
Includes 11,000 shares owned by trusts for his children.

(9)
Includes 1,493 shares held in the individual retirement account of his wife and 1,653 shares owned by trusts for his children.

(10)
Based on a Schedule 13G dated February 5, 2001, Par Investment Partners, L.P., Par Group, L.P. and Par Capital Management, Inc. reported sole voting and disposition power with respect to all shares beneficially owned.

(11)
Based on a Schedule 13G dated February 14, 2001, CMGI, Inc. holds 2,327,934 shares directly and has sole voting and disposition power with respect to those shares. CMGI, Inc. may be attributed with the beneficial ownership of 20,297 shares held by CMG@Ventures, Inc. and 1,214,878 shares held by CMG@Ventures Capital Corp. CMGI, Inc. is the sole stockholder of both CMG@Ventures, Inc. and CMG@Ventures Capital Corp. CMGI, Inc. disclaims beneficial ownership of the shares held by it indirectly except to the extent of its proportionate pecuniary interest therein.

(12)
Based on a Schedule 13G/A dated March 15, 2001, Legg Mason, Inc., as a parent holding company, reported sole voting power with respect to 4,200,000 shares, shared voting power with respect to 87,285 shares and shared disposition power with respect to all shares beneficially owned. Legg Mason, Inc. was reporting as to the holdings of two subsidiaries: (a) Legg Mason Wood Walker, Inc., as a broker/dealer and investment adviser with discretion, reported beneficial ownership of and shared voting and disposition power as to 87,285 shares and (b) LMM, LLC, as an investment adviser with discretion, reported beneficial ownership of, sole voting power and shared disposition power as to 4,200,000 shares.

(13)
Based on a Schedule 13G dated February 13, 2001, jointly filed by Bank of America Corporation, NB Holdings Corporation ("NB Holdings"), Bank of America, N.A. ("Bank of America"), NationsBanc Montgomery Holdings Corporation ("NationsBanc Montgomery") and Bank of America Securities LLC. Bank of America Corporation and NB Holdings each reported shared voting and shared disposition power with respect to all 2,908,180 shares beneficially owned. NationsBanc Montgomery and Bank of America Securities LLC each reported sole voting and sole disposition power with respect to 2,907,300 shares beneficially owned. Bank of America reported sole voting and sole disposition power with respect to 880 shares beneficially owned.

EXECUTIVE COMPENSATION

Summary Compensation Table

    The following table sets forth information as to the compensation paid or accrued in the last three years to the Chief Executive Officer, each of the four other most highly compensated executive officers for the year ended December 31, 2000 and two departed executive officers of the Company.

Name and Principal Position	Year		Annual Salary		Bonus		Securities Underlying Options
Mark J. Wattles Chairman of the Board and Chief Executive Officer	1998 1999 2000	(1) (2) (3)	$ $ $	27,592.00 0.00 433,237.00	$ $ $	0.00 0.00 0.00	500,000 500,000 0
Jeffrey B. Yapp(4) President and Chief Operating Officer	1998 1999 2000	(5) (6)	$ $ $	514,583.00 614,751.00 570,652.80	$ $ $	0.00 0.00 500,587.62	527,500 175,000 175,000
Mark A. Perkins(7) Senior Vice President of Development	1998 1999 2000		$ $ $	153,643.56 187,025.81 250,000.08	$ $ $	38,050.41 88,338.42 88,044.63	36,000 0 12,000
Eric O. English Senior Vice President, General Counsel and Secretary	1999 2000	(8)	$ $	63,717.93 217,708.31	$ $	0.00 84,033.42	0 60,000
F. Bruce Giesbrecht Executive Vice President of Business Development	1998 1999 2000		$ $ $	211,014.28 185,672.22 236,249.92	$ $ $	8,354.72 94,833.42 103,742.20	60,000 0 132,000
David G. Martin(9) Chief Financial Officer	1999 2000	(10) (11)	$ $	294,438.00 400,000.08	$ $	0.00 16,246.95	200,000 200,000
J. Patrick O'Malley Senior Vice President of Information Systems	1998 1999 2000		$ $ $	152,102.77 200,920.10 251,929.83	$ $ $	50,000.00 69,300.00 78,333.42	20,000 0 0

(1)
Annual salary excludes a loan from the Company received by Mr. Wattles on September 11, 1998 in the amount of $2 million, which was repaid in full to the Company on December 7, 1998 together with interest in the amount of $36,809.

(2)
Annual salary excludes loans from the Company during 1999 to Mr. Wattles in the amount of $2,325,000. In 1999, at Mr. Wattles' suggestion, the Board of Directors authorized contributions to charitable organizations instead of paying additional compensation to him.

(3)
Annual salary excludes a loan from the Company in the amount of $14,900,000 that was subsequently written off by the Company. See "Employment Arrangements" for more information.

(4)
Mr. Yapp's employment with the Company ended effective October 24, 2000. Pursuant to a Separation and Severance Agreement, all of Mr. Yapp's options were cancelled at that time except for an option to acquire 25,000 shares on or before November 1, 2001. For more information, see "Employment Arrangements."

(5)
Annual salary excludes a loan from the Company to Mr. Yapp in connection with his relocation in the amount of $375,000. The loan is non-interest bearing pursuant to provisions of Internal

  Revenue Code Regulation section 1.7872-5T. Annual salary also excludes moving and relocation expenses in the amount of $113,422 for Mr. Yapp.

(6)
Annual salary excludes loans from the Company during 1999 to Mr. Yapp in the amount of $143,833.

(7)
Mr. Perkins went on a leave of absence effective September 20, 2000. The vesting and the terms of his options have been suspended until such time as he returns to active employment with the Company, if ever.

(8)
Mr. English joined the Company in 1999.

(9)
Mr. Martin's employment with the Company ended effective June 30, 2001. Under a Separation and Severance Agreement, Mr. Martin has until April 25, 2002 to exercise all options that are or will become exercisable on or before that date. That number includes options to acquire 100,000 shares that become exercisable on January 25, 2002 and, if certain conditions are met, options to acquire an additional 100,000 shares of Common Stock will become exercisable on January 25, 2002. All other options held by Mr. Martin have been cancelled. For more information, see "Employment Arrangements."

(10)
Mr. Martin joined the Company in 1999.

(11)
Annual salary excludes $113,037.40 in relocation expenses paid by the Company.

Employment Arrangements and Certain Transactions

    In May 2000, the Board of Directors approved a five-year $15 million loan to Mr. Wattles (with a secondary security interest in the Company's Common Stock that he owned), which bore interest at an annual rate equal to the greater of ten percent or the minimum rate required under the Internal Revenue Code and regulations to avoid imputed interest on loans to affiliated persons. In December 2000, the Board of Directors determined that the loan was uncollectable and directed the Company to write off the loan.

    Jeffrey Yapp's employment as the Company's President and Chief Operating Officer ended effective October 24, 2000. Mr. Yapp and the Company entered into a Separation and Severance Agreement. Pursuant to the agreement, the Company has agreed to pay Mr. Yapp's salary and to provide health insurance coverage for up to 18 months from the effective date of his resignation, depending upon whether he obtains new employment. Mr. Yapp retained an option to purchase 25,000 shares of Common Stock by November 1, 2001, while all of his other stock options were cancelled as of October 24, 2000. Mr. Yapp exercised the option to purchase 25,000 shares and then sold the stock. The proceeds from the sale of the shares were used first to pay for tax withholdings and other tax payments and the remainder was used to repay, in part, loans from the Company with an outstanding principal balance of $920,000 plus accrued interest. In accordance with the terms of the severance agreement, the Company forgave the remaining amount of the loans.

    Effective January 25, 2001, the Compensation Committee unanimously approved a three-year employment agreement between the Company and Mark J. Wattles, to serve as the Chief Executive Officer and President of the Company, Mr. Wattles will receive an annual salary of $975,000 and was granted three million shares of Common Stock under the Company's 1993 Stock Incentive Plan and an option to purchase three million shares under the Company's 2001 Stock Incentive Plan at an exercise price of $1.09 per share, the closing price of a share of the Common Stock on the grant date. The agreement also prohibits Mr. Wattles from competing with the Company for two years following termination of employment. Competition is generally defined by reference to the degree of market area overlap with the Company's stores.

    Pursuant to rights granted in January 2001 in an employment agreement between the Company and Mark J. Wattles, the Company's President and Chief Executive Officer, a company ("licensee") controlled by Mr. Wattles has opened two Hollywood Video stores in Oregon as licensee of the Company. Licensee will pay a fee of $25,000 per store and a royalty of 2% of revenue and purchases some products and services from the Company. At September 30, 2001, licensee owed the Company approximately $506,000, the payment of which has been delayed to permit the Company to comply with applicable franchise laws. The Company and Mr. Wattles are negotiating the scope of the license, but the Company does not expect it to exceed 20 stores.

    Effective February 3, 2001, the Board of Directors adopted a Change of Control Plan for Senior Management. Under this plan, upon a change in control of the Company, the rights to exercise 50 percent of the unexercisable stock options held by Senior Vice Presidents and all of the unexercisable stock options held by Executive Vice Presidents, the President and the Chief Executive Officer will vest. In addition, all outstanding Company loans to Executive Vice Presidents, the President and the Chief Executive Officer will be forgiven at that time. If the employment of any Senior Vice President or Executive Vice President, the President or Chief Executive Officer is terminated for any reason except for cause or if one of these officers quits for a good reason (including a relocation greater than 25 miles, a reduction in salary, or a substantial change in the nature or status of the officer's responsibilities) within two years after the change in control, that officer will receive two years of base pay together with bonus and medical premiums as severance payments.

    David G. Martin's employment as the Company's Chief Financial Officer ended effective June 30, 2001. Mr. Martin and the Company entered into a Separation and Severance Agreement, dated as of April 1, 2001. Under this agreement, the Company will pay Mr. Martin for 12 months at a rate equal to his salary at the time his employment ended. To the extent the Executive Vice Presidents of the Company are eligible for bonuses at year end, Mr. Martin will receive 50 percent of the amount he otherwise would have received as a full-time employee at the level of Executive Vice President. Mr. Martin has until April 25, 2002 to exercise all options that are or will become exercisable on or before that date. That number includes options to acquire 100,000 shares that become exercisable on January 25, 2002. If Mr. Martin assists the Company in meeting certain financial objectives as requested by the Company, options to acquire an additional 100,000 shares of Common Stock will become exercisable on January 25, 2002. All other options held by Mr. Martin have been cancelled. Mr. Martin will continue to be covered under the Company's health insurance policy during the severance period and premiums will be deducted from his severance pay. If he so elects, Mr. Martin may continue coverage for an additional six months at his expense.

    Bruce Wattles, the father of Mark J. Wattles, the President and a director of the Company, was retained as a consultant for the Company's Game Crazy division by the Company's former President and was paid a monthly fee of $10,000. After the appointment of Mark J. Wattles as President in early 2001, the Company terminated the consulting arrangement. In addition, Game Trader Entertainment, Inc. ("Game Trader"), a company controlled by Bruce Wattles, provides game testing services and computer generated game instructions for use in each Hollywood Video store. This same service is used by the Company's largest competitor as well as others in the game rental industry. These services were negotiated by the Company's prior President at a price that the Company believes is at or below the price paid by its competitors. The total amount paid in 2000 and for the first nine months of 2001 to Bruce Wattles and Game Trader was $392,312 and $339,043, respectfully.

    Three relatives of Mr. Wattles and two relatives of Mr. Giesbrecht are employed by the Company, none of them as an executive officer. Each of these persons was hired pursuant to the Company's standard hiring practices, and none of them reports directly to Mr. Wattles or Mr. Giesbrecht. The annual compensation of these employees ranges from approximately $62,200 to $140,000, and each is compensated at a rate within the standard range for employees in the applicable category.

Stock Option Grants in Last Fiscal Year

    The following table provides information regarding all stock options granted in 2000 to the executive officers named in the Summary Compensation Table:

	Individual Grants
		Percent of Options Granted to Employees in Fiscal Year
	Numbers of Shares Underlying Options Granted(#)(1)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
			Exercise Price per Share ($/share)
Name					Expiration Date
						5%		10%
Mark J. Wattles	0	0		N/A	N/A		$0		$0
Jeffrey B. Yapp(3)	175,000	6.97		$6.6875	03/17/09		$645,226.30		$1,589,223.16
Mark A. Perkins(4)	12,000	0.48		$6.6875	03/17/09		$44,244.09		$108,975.30
Eric O. English	60,000	2.39		$6.6875	03/17/09		$221,220.45		$544,876.51
F. Bruce Giesbrecht	115,000 17,000	4.58 0.68	$ $	6.6875 6.6875	03/17/09 06/14/09	$ $	424,005.86 62,679.13	$ $	1,044,346.65 154,381.68
David G. Martin(5)	200,000	7.96		$6.6875	03/17/09		$737,401.49		$1,816,255.04
J. Patrick O'Malley	0	0		N/A	N/A		$0		$0

(1)
The options for all of the named officers except Yapp become exercisable ratably over a period of five years on each anniversary of the grant date.

(2)
In accordance with rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of five percent and 10 percent from the date the options were granted over the full option term.

(3)
Mr. Yapp's employment as President and Chief Operating Officer ended effective October 24, 2000. Pursuant to the terms of the Separation and Severance Agreement, dated as of October 24, 2000, Mr. Yapp retained an option to purchase 25,000 shares at an exercise price of $6.6875 per share until November 1, 2001. All other options held by Mr. Yapp were forfeited effective October 24, 2000. For more information, see "Employment Arrangements."

(4)
Mr. Perkins went on a leave of absence effective September 20, 2000. The vesting and the terms of his options have been suspended until such time as he returns to active employment with the Company, if ever.

(5)
Mr. Martin's employment with the Company ended effective June 30, 2001. Under a Separation and Severance Agreement, Mr. Martin has until April 25, 2002 to exercise all options that are or will become exercisable on or before that date. That number includes options to acquire 100,000 shares that become exercisable on January 25, 2002 and, if certain conditions are met, options to acquire an additional 100,000 shares of Common Stock will become exercisable on January 25, 2002. All other options held by Mr. Martin have been cancelled. For more information, see "Employment Arrangements."

Aggregated Option Exercises in 2000 and December 31, 2000 Option Values

    The following table indicates for all executive officers named in the Summary Compensation Table (i) stock options exercised during 2000, including the value realized on the date of exercise, (ii) the number of shares subject to exercisable and unexercisable stock options as of December 31, 2000 and

(iii) the value of "in-the-money" options, which represents the positive spread between the exercise price of existing stock options and the year-end price of the Common Stock:

	Number of Shares Acquired on Exercise(#)	Value Realized($)	Number of Shares Underlying Unexercised Options at Fiscal Year End (Exercisable/ Unexercisable)	Value of Unexercised In-the-Money Options at Fiscal Year End (Exercisable/ Unexercisable)($)(1)
Mark J. Wattles	0	0	620,000 (exercisable) 900,000 (unexercisable)	0 (exercisable) 0 (unexercisable)
Jeffrey B. Yapp(2)	0	0	25,000 (exercisable) 0 (unexercisable)	0 (exercisable) 0 (unexercisable)
Mark A. Perkins(3)	0	0	0 (exercisable) 0 (unexercisable)	0 (exercisable) 0 (unexercisable)
Eric O. English	0	0	0 (exercisable) 60,000 (unexercisable)	0 (exercisable) 0 (unexercisable)
F. Bruce Giesbrecht	0	0	24,000 (exercisable) 168,000 (unexercisable)	0 (exercisable) 0 (unexercisable)
David G. Martin(4)	0	0	80,000 (exercisable) 400,000 (unexercisable)	0 (exercisable) 0 (exercisable)
J. Patrick O'Malley	0	0	31,333 (exercisable) 0 (exercisable)	0 (exercisable) 0 (exercisable)

(1)
Based on the last sale price of $1.09375 on December 29, 2000.

(2)
Mr. Yapp's employment with the Company as President and Chief Operating Officer ended effective October 24, 2000. Pursuant to the terms of the Separation and Severance Agreement, dated as of October 24, 2000, Mr. Yapp retained an option exercisable to purchase 25,000 shares of Common Stock at an exercise price of $6.6875 per share until November 1, 2001. All other options previously granted to him were immediately cancelled pursuant to the agreement. For more information, see "Employment Arrangements."

(3)
Mr. Perkins went on a leave of absence effective September 20, 2000. The vesting and the terms of his options have been suspended until such time as he returns to active employment with the Company, if ever.

(4)
Mr. Martin's employment with the Company ended effective June 30, 2001. Under a Separation and Severance Agreement, Mr. Martin has until April 25, 2002 to exercise all options that are or will become exercisable on or before that date. That number includes options to acquire 100,000 shares that become exercisable on January 25, 2002 and, if certain conditions are met, options to acquire an additional 100,000 shares of Common Stock will become exercisable on January 25, 2002. All other options held by Mr. Martin have been cancelled. For more information, see "Employment Arrangements."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Scott Beck and William P. Zebe were members of the Compensation Committee during 2000. Mr. Beck resigned from the Board of Directors on August 6, 2000. On December 8, 2000, Douglas Glendenning and James N. Cutler, Jr. were elected by the Board to join Mr. Zebe on the committee. No committee member participates in committee deliberations or recommendations relating to his own compensation.

BOARD COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

    The Compensation Committee consists of the undersigned members of the Board of Directors. Mr. Zebe was a member for the entire period covered by this report. Mr. Glendenning and Mr. Cutler joined the committee in December 2000. The Compensation Committee reviews the compensation levels of the Company's executive officers, makes recommendations to the Board of Directors regarding compensation and, in connection with the Stock Option Committee, during 2000, had the authority to grant options and other awards under the Company's Stock Incentive Plans.

Compensation Principles

    The Company is committed to providing a competitive compensation program to attract and retain the best people available. The compensation program is intended to:

  •
  Attract and retain key individuals critical to the long-term success of the Company.

  •
  Support a performance-oriented environment in which everyone is working together in pursuit of a common goal.

  •
  Promote ownership in the Company to encourage long-term growth and profitability and the enhancement of shareholder value.

Compensation Elements

    The Company's executive compensation program consists of three elements:  base salary, annual bonuses and stock options.

    Base Salary.  Although not based on any formal survey data, the Company sets base salaries for executive officers near what it perceives to be the middle range of compensation levels for comparable positions in comparable companies. Subjective judgements regarding the impact the individual has on the Company, the skills and experience required by the job and the performance of the individual are key factors in determining base salary levels.

    Bonuses.  Annual cash bonuses have been paid in the past and may be paid in the future to reward executive officers for Company and individual performance during the year.

    Stock Options.  Stock options are the principal performance-based element of the Company's executive compensation program. The Company believes stock options provide significant compensation based on Company performance as reflected in the stock price, create a valuable retention device through three-year to five-year vesting schedules and help align the interests of officers and shareholders. Option grants have generally been based on levels believed to provide appropriate incentives for each position in the Company.

    Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. The levels of salary and bonus generally paid by the Company do not exceed this limit. Under IRS regulations, the $1,000,000 cap on deductibility does not apply to compensation received through the exercise of a nonqualified stock option that meets certain requirements. This option exercise compensation is equal to the excess of the market price at the time of exercise over the option exercise price and, unless limited by Section 162(m), is generally deductible by the Company. It is the Company's policy generally to grant options that meet the requirements of the IRS regulations.

    Chief Executive Officer Compensation.  Based on informal market information and judgment, the Company believes Mr. Wattles' compensation package is in the range of compensation for comparable positions at comparable companies.

Compensation Committee

James N. Cutler, Jr. S. Douglas Glendenning William P. Zebe

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

    The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company's financial reporting process and is more fully described in its charter, which the Board has approved and adopted, a copy of which is included as Appendix A to this proxy statement.

    Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company's independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

    The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2000 with the Company's management and has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, "Communication with Audit Committees." In addition, PricewaterhouseCoopers LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Audit Committee has discussed with PricewaterhouseCoopers LLP their independence.

    Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

Audit Committee

James N. Cutler, Jr. S. Douglas Glendenning William P. Zebe

Principal Accounting Firm Fees

    The Company incurred the following fees for services performed by the Company's principal accounting firm, PricewaterhouseCoopers LLP, in fiscal 2000:

Audit fees	$538,500
Financial information systems design and implementation fees	$0
All other fees	$275,175	(1)(2)

Total	$813,675

(1)
The Audit Committee has considered whether the provision of the services covered by these fees is compatible with maintaining the principal accountant's independence.

(2)
Represents the aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for 2000.

INDEPENDENT PUBLIC ACCOUNTANTS

    PricewaterhouseCoopers LLP were the Company's independent accountants for 2000 and have been selected as the Company's independent accountants for 2001. Representatives of PricewaterhouseCoopers LLP are not expected to attend the Annual Meeting.

PERFORMANCE GRAPH

    Set forth below is a line graph comparing the annual percentage change in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard and Poor's 500 Stock Index ("S&P 500") and the Standard and Poor's Retail Stores Composite Index ("S&P Retail") for the period commencing on December 31, 1995 and ended on December 31, 2000. The graph assumes that $100 was invested in the Company's Common Stock (at the initial public offering price) and each index on December 31, 1995 and that all dividends were reinvested.

	12/31/95	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00
Hollywood Entertainment Corporation	100	221	127	325	173	13
S&P 500	100	120	158	200	239	214
S&P Retail	100	116	167	267	321	269

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10 percent of the Common Stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and beneficial owners of more than 10 percent of the Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors have been complied with, except that Roger G. Osborne filed an Initial Statement of Beneficial Ownership of Securities late.

SHAREHOLDER PROPOSALS

    Although the Notice of Annual Meeting of Shareholders provides for transaction of any other business that properly comes before the meeting, the Board of Directors has no knowledge of any matter to be presented at the meeting other than the matters described in this proxy statement. The date of the 2001 Annual Meeting of Shareholders is more than 70 days after the anniversary date of the 2000 Annual Meeting; consequently, notice of a proposal to be raised by a shareholder at the 2001 meeting must have been delivered to the Company no earlier than August 19, 2001 and no later than either September 18, 2001 or 10 days following the first public announcement of the date of this year's Annual Meeting. Any proposal not received within a reasonable time before the mailing of this proxy statement will be subject to the discretionary voting authority of the designated proxy holders.

    Shareholder proposals to be considered at the 2002 Annual Meeting must be received at the principal executive offices of the Company no later than August 21, 2002 and shareholder proposals to be considered for inclusion in proxy materials for the 2002 Annual Meeting must be received no later than August 1, 2002. If, however, the date of the 2002 Annual Meeting is more than 30 days before the anniversary date of the 2001 Annual Meeting, notice by the shareholder must be delivered no earlier than 120 days before the annual meeting and no later than the later of 90 days before the meeting or 10 days following the day on which public announcement of the date of the meeting is first made by the Company. If the Company holds its annual shareholders' meeting earlier in the year, as it traditionally has, these early-notification provisions will apply. Any shareholder proposal must include the information specified in the Company's Bylaws, and a copy of the relevant provisions of the Bylaws will be provided to any shareholder upon written request to Eric O. English, Senior Vice President and General Counsel of the Company.

Donald J. Ekman Executive Vice President of Legal Affairs and Secretary

Wilsonville, Oregon November 20, 2001

APPENDIX A

HOLLYWOOD ENTERTAINMENT CORPORATION
AUDIT COMMITTEE CHARTER
Adopted June 12, 2000

Purpose

    The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring the integrity of the financial statements of the Company and the independence and performance of the Company's external auditors. The Audit Committee has the responsibilities and powers set forth in this Charter, but it is the responsibility of management of the Company and the independent auditor, not the Audit Committee, to plan or conduct audits and to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles and other applicable standards. It is not the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

    The Committee shall review the adequacy of this Charter on an annual basis.

Membership

    The Committee shall be comprised of not less than three members of the Board, and the Committee's composition will meet the requirements of the Audit Committee Policy of the NASD.

    Accordingly, by June 14, 2001 all of the members will be directors:

  1.
  Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

  2.
  Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will have accounting or related financial management expertise.

Key Responsibilities

    The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, as well as the outside auditors, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the outside auditor's work.

    The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

  •
  The Committee shall review with management and the outside auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61.

  •
  As a whole, or through the Committee chair, the Committee shall review with the outside auditors the Company's interim financial results to be included in the Company's quarterly

1

    reports to be filed with Securities and Exchange Commission and the matters required to be discussed by SAS No. 61; this review will occur prior to the Company's filing of the Form 10-Q.

  •
  The Committee shall discuss with management and the outside auditors the quality and adequacy of the Company's internal controls.

  •
  The Committee shall:

  •
  request from the outside auditors annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard Number 1;

  •
  discuss with the outside auditors any such disclosed relationships and their impact on the outside auditor's independence; and

  •
  recommend that the Board take appropriate action to oversee the independence of the outside auditors

  •
  The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select (or nominate for shareholder approval), evaluate and, where appropriate, replace the outside auditor.

2

HOLLYWOOD ENTERTAINMENT CORPORATION
PROXY

   The undersigned, revoking all prior proxies, hereby appoints Mark J. Wattles, Eric O. English and Donald J. Ekman, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of Hollywood Entertainment Corporation (the "Company") to be held on Monday, December 17, 2001 or at any adjournment thereof all shares of the undersigned in the Company. The proxies are instructed to vote as follows:

/ /	FOR all nominees listed below (except as marked to contrary below).
/ /	WITHHOLD AUTHORITY to vote for all nominees listed below.
	Nominees:	Mark J. Wattles, James N. Cutler, Jr., Donald J. Ekman, S. Douglas Glendenning, William P. Zebe
(To withhold your vote for any individual nominee, strike a line through the nominee's name in the list above.)

   This proxy is solicited on behalf of the Company's Board of Directors. The shares represented by this proxy will be voted in accordance with the instructions given. The Board of Directors recommends a vote FOR each of the nominees.

   Unless contrary instructions are given, the shares will be voted for the nominees and on any other business that may properly come before the meeting in accordance with the recommendations of management.

(See reverse side)

(Continued from other side)

   Receipt is acknowledged of (i) the Notice of Annual Meeting, (ii) the Proxy Statement and (iii) the Company's 2000 Annual Report on Form 10-K relating to this meeting.

Date	, 2001

Signature
Signature (if held jointly)

IMPORTANT: Please sign exactly as your name appears on this card. Persons signing as executor, administrator, trustee, custodian or in any other official or representative capacity should sign their full title.

/ / Please check here if you plan to attend the meeting in person. Even if you plan to attend, please mark, date and sign this proxy card and promptly return in the envelope provided.

QuickLinks

  PROPOSAL 1: NOMINATION AND ELECTION OF BOARD OF DIRECTORS
PERFORMANCE GRAPH
  APPENDIX A